                                                                       EXHIBIT C

                         [LETTERHEAD OF MERRILL LYNCH]

                                                    February 26, 2002

Board of Directors
Niagara Mohawk Power Corporation
300 Erie Boulevard West
Syracuse, New York 13202

Members of the Board of Directors:

     Niagara Mohawk Power Corporation, a New York corporation (the "Company"), proposes to commence tender offers (the "Offers") pursuant to which the Company will purchase all the outstanding Cumulative Preferred Stock (the "Preferred Shares") of the Company set forth on Schedule I hereto. The terms and conditions of the Offers are set forth in the offer to purchase (the "Offer to Purchase") and related letters of transmittal (the "Letters of Transmittal").

     You have asked us to advise, in our opinion, whether the Offers, as described in the Offer to Purchase and Letters of Transmittal, are (i) being made at prices and on such terms as are customary for tender offers for similar securities and (ii) are fair from a financial point of view to the unaffiliated holders of the Preferred Shares.

     In arriving at the opinion set forth below, we have, among other things:

          (i) reviewed the current and historical market prices, trading activity and expected premiums for the Preferred Shares;

          (ii) compared the current and historical market prices, trading activity and expected premiums for the Preferred Shares with comparable preferred issues in the utility sector which we deemed to be reasonably similar to the Company's; and

          (iii) reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company as to the expected future financial performance of the Company. We have also assumed that the final form of the Offer to Purchase and Letters of Transmittal will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

     We are acting as dealer manager to the Company in connection with the Offers and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Offers. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

     We have, in the past provided financial advisory and financing services to the Company and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Preferred Shares and other securities of the Company and its affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and shall not be used for any other purpose. Our opinion does not address the merits of the underlying decision by the Company to engage in the Offers and does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender its Preferred Shares in the Offers. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of the Company, or any other party. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") or any of its affiliates without the prior consent of Merrill Lynch.

     We are not expressing any opinion herein as to the prices at which the Preferred Shares or any other security of the Company will trade following the announcement or consummation of the Transaction.

     On the basis of and subject to the foregoing and as of the date hereof, we are of the opinion that (i) the Offers, as described in the Offer to Purchase and Letters of Transmittal, are being made at prices and on such terms as are customary for tender offers for similar securities and (ii) the Offers are fair from a financial point of view to the unaffiliated holders of the Preferred Shares.

                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                        INCORPORATED

                                                                      SCHEDULE I

                           CUMULATIVE PREFERRED STOCK

Fixed/Adjustable Rate Cumulative Preferred Stock, Series D
Cumulative Preferred Stock, 3.40% Series
Cumulative Preferred Stock, 3.60% Series
Cumulative Preferred Stock, 3.90% Series
Cumulative Preferred Stock, 4.10% Series
Cumulative Preferred Stock, 4.85% Series
Cumulative Preferred Stock, 5.25% Series